Richard D. Foley
6040 N. Camino Arturo
Tucson, AZ 85718

February 3, 2006

Re: In the Matter of the Arbitration Between:  Stephen Nieman, Claimant v. Smith Barney and Edward Jones NYSE Arbitration #2004-015790

Dear Ladies and Gentlemen of the NYSE Arbitration Panel:

I hold proxies for Mr. Stephen Nieman and Mr. John Furqueron, the individuals in this case whose voting rights were violated.

This is a simple case in which the brokerage firms failed in their duty to supply legal forms of proxy at the request of the stockowners for the 2004 Alaska Air Group, Inc. annual meeting.

While it is simple on the surface, it also a supremely important case, which will have a wide impact on investors, the exchange and its client brokers and banks.

  The owners of the shares in question had the absolute right to vote the shares and or assign their proxy to another to vote them at the meeting with the same right and authority of the owner.
  The shares and all the rights connected to them cannot be separated from each other.  Hence, the monetary value of some of the rights cannot be assessed as being less valuable than the price of the whole share.
  The duty of the agents (Smith Barney and Edward Jones) cannot be entirely severed by the employment of a third party.
  The failure of a third party reverts the duty back to the agent brokers.
  Time factors are established for the proper delivery of shareholder materials including voting materials.  However, the owner never entirely relinquishes their rights, or the entitlement to those rights until the polls close at the annual meeting.  Thus, the shareholder has the right to demand of their agent-broker a legal form of proxy up until the closing of the polls.
  The practicality of making and fulfilling such a demand do have some effect, but this effect is not limited by relying exclusively on the U.S. Postal Service ("USPS").
  The practice of reliance upon the USPS ability to accept, process, and deliver dates back over a century at least to the 1860’s when the Lincoln administration denied access to the USPS to publishers which were perceived to be in opposition to its polices.  While telegraph technology was in place at that time, its use for wide distribution of substantial packages information such as a newspaper or a corporate proxy statement was not practical at that time.
  Today's immense development of communication technology has not yet been harnessed to meet the practical needs compared to when the basic securities laws in the United States were written and installed.
  However, with the development and wide spread availability of FAX and Email technology, practical instant delivery of such documents as a legal form of proxy became commonplace.  I have personally received by FAX the proxy of shareholders after the beginning of an annual meeting and before the closing of the polls.  I have personally received offers from the proxy department of other brokers to FAX me, within 15 minutes of my telephone request, a legal form of proxy.
  As a matter of common practice in virtually every proxy statement, the voting procedures are addressed in the very first pages.  These voting instructions all address voting by street name holders in cases where the shareholder wants to change their vote to instruct their bank or broker by contacting them directly.  All voting instructions now address the use of Internet and telephonic communications.  This constitutes a universal acknowledgement of the shareholders’ right not to be bound by postal delivery of legal forms of proxy, and confirmation of the right to expect that such delivery will utilize electronic communications.
  It is not necessary to review all these exact wording other than noting that the US SEC has repeatedly called all participants to use plain English in these communications.  (See: Robert L. Payne & Richard Foley & AESOA re Santa Fe Southern Pacific c. 1988 –– first known shareholder proposal calling for use of plain English).
  Such calls, however, did not endeavor to specify every word, clause, sentence, or paragraph used to address these voting rights and concerns.
  The NYSE is currently involved in a transformation to a for-profit corporation and moving forward towards and electronic stock exchange through use of electronic technology now widely available.
  The US SEC is currently examining the issues surrounding electronic delivery of annual statements, proxy statements, and so forth.
  For the NYSE and its clients to maintain their reputations of honest and fair financial servants, it is necessary that they retain a high awareness of their efficiency and the public’s ability though the use of these higher technologies to render an instant dynamic impact on the reputations of providers.  This phenomenon has been born with these technologies to empower the common user to rank the trustworthiness of any provider.  (See Ebay Feedback Forum for trading partner reputation ratings, etc. at: http://pages.ebay.com/services/forum/feedback.html?ssPageName=home:f:f:US/)
  The law, common and other, does not define all requirements for actions by agents or sub-agents.  It is absurd to argue that an entity like the Exchange or a corporation has no duty beyond that specifically spelled out in statute.  Were that argument true, then there would be no need for the judicial system.  That justice is blind does not mean that she is without common sense.  This case has been brought here for review out of an obvious need for the application of common sense.  It is only reasonable that all parties strive to reach a reasonable conclusion that can be seen by the common investor to be an exemplar of common sense and a bulwark against erosion of their rights of ownership and their rights to participate.
  This world is in the throes of a new revolution in participation by the common citizen empowered with gifts previously reserved to the Gods of former eras.  The Internet is providing access to knowledge instantly, and all participants engaged in commerce must face the now undeniable fact that their reputations are subject to review as never before in history.  There are millions more citizens now participating as individual investors in the collective marketplace.  This number will grow exponentially as changes are made to the pension and social security systems.  Vendors of financial services must lead the world community in establishing a new standard of accountability, which begins where the statutes and rulings of the law end and rise to a higher level.  The financial services industry must become the standard bearer as the investors’ champion in protecting the rights of ownership.
  Some twenty years ago, the NYSE and ADP put a contract in place for the processing, publishing, and distribution of corporate information and the shareholder voting process.  The conditions of technology to provide these services have undergone a revolution.  Yet many twists and turns that should have been deleted remain.  Rules developed for the processes have grown to be overlapping, which have the appearance to be subject to whimsical interpretation.  Such a situation is no longer acceptable or tolerable, and I assert is not an inconsiderable liability to the entire system.
  Four primary examples should suffice for the purposes of this hearing.  They are:
    Broker voting uncast client shares
    Exchange determination of when a contested election exists
    Camouflaging shareholder rights
    Employee training
    Requirement of contact info on ballot cards for legitimate US SEC-qualified candidates for board seats
  (a)  The genuine need of corporations to rely upon broker votes for any purpose no longer exists.  Technology has freed the corporations from relying on the USPS for delivery of proxy votes to conduct business.  The only discernible utility for Broker votes is now to create an artificially slanted playing field favoring corporate management in contested elections.
   (b)  Current NYSE Exchange rules state that upon notification, a contested election is in effect will be based upon the paying of a fee to ADP to print and deliver by USPS all challenger proxy materials.  This is redundant and wasteful, particularly when the US SEC via EDGAR and the corporation in question have already included such notice to shareholders in electronic securities filings, as well as the corporation's proxy statement, which has already been delivered to all shareholders, banks, brokers and such intermediaries, and the challengers have all publicly declared that a contest is in effect and the challengers are conducting an Internet-Only Proxy Solicitation.  The only discernible utility of such rule interpretation is to create an artificial barrier for the challengers and thereby establish an uneven playing field favoring incumbent management.
   (c)  Camouflaging shareholder rights is a nice way of saying that up until this case and claim by Mr. Nieman, no party has brought forth the facts surrounding the methodology by which a shareholder can attain the legal form of proxy to which they are entitled.  That is, under the current system, to check a box on the proxy card, be it a paper or electronic, indicating that the shareholder will be attending the annual meeting in person.  I would assert that this is “camouflaging" the shareholders rights behind the inference that shareholder may be placing themselves under some degree of obligation to actually attend the meeting regardless of its location.  That this box may also serve the corporation in determining to some limited degree the size of the room necessary for conducting the annual meeting is not superior to the shareholders right to access their rights to exercise their ownership rights.  If the need for the corporation to pre-determine the room size for the annual meeting is worthy then a separate box for that purpose should be provided.  It should not be camouflaged and piggybacked on top of the genuine right of the shareholder to receive a legal form of proxy.
   (d)  Mr. Nieman followed the directions in the proxy statement to contact his broker and the broker of shareholder for whom he held a proxy for that purpose of attaining legal forms of proxy.  In both instances, the employees of both brokerage firms failed to perform their duty.  Why these employees did not understand their duties could be attributed to a number of possibilities, the least reprehensible of which would be lack of training.  The public has the right to expect brokerage firms to properly train and supervise their employees.  Certainly shareholder clients of brokerage firms have the right to expect the employees of the firm to conduct themselves to a minimum standard of professionalism, which would of necessity include a through working knowledge of the rights of shareholders and the system by which the duties of the firm are fulfilled to the shareholder clients.  Mr. Nieman has already described in detail the lack of interest and knowledge he encountered.  This lack of knowledge even extended to the level of an attorney within Smith Barney whose day off was of more importance to her than the fulfilling of the firms duty to Mr. Nieman.  The Exchange and the defendants have a duty to train their employees to make certain that those employees are able to fulfill the duties and obligations of the firm to its shareholder clients.  We have no way of knowing how wide the lack of training of employees of clients of the Exchange ranges.  However, once known, steps must be taken to reconcile this situation and to establish the necessary processes to assure that all clients of the Exchange are insuring that their employees are properly trained concerning the voting rights of the shareholder clients.
  (e) Exchange include required contact info (URL for Internet site and/or phone number) on paper or electronic proxy cards for challenger candidates who have qualified under US SEC rules for a legitimate proxy contest election.
  Mr. Nieman has not filed for monetary damages.  However, I believe that the Panel must consider this issue, make a determination that he is so entitled, and make a determination of what a proper compensation should be.  Mr. Nieman has rearranged his work schedule that has resulted in lost wages as he has prepared over the last sixteen months to present this case.
  Mr. Nieman has not specifically filed for his expenses.  However, I believe that the Panel should award him his expenses and a sum equal to one half of the normal hourly billing of the attorneys representing the defendants at the same number of hours, which would otherwise be accounted to these attorneys.
  Recommendation as to 20(a) discussed above, the Exchange should take immediate steps to remove all broker voting.
  Recommendation as to 21(b) discussed above, the Exchange should immediately revise it rules to accept that a contested election is in effect upon notification that a proper challenger proxy contest is underway according to US SEC rules.
  Recommendation as to 22(c) discussed above, the Exchange should immediately instruct ADP and all others necessary that henceforth its proxy cards on paper or electronic will have a box which the shareholder may check which will clearly instruct the agent to provide the shareholder with a legal form of proxy which the shareholder is free to assign to any other party of their choosing.
  Recommendation as to 23(d) discussed above, the Exchange should immediately instruct the respondent firms to take the necessary steps to insure that its employees are properly trained in the ownership rights of its shareholder clients.  Further, that the Exchange make a public announcement that it is undertaking a review of client employee training in the area of the ownership rights of shareholder clients to raise the professional knowledge and conduct up to a higher standard.  Further, that the Exchange make a public announcement of the steps it is taking to implement an end to broker voting, insuring that shareholder are clearly notified on their proxy cards that they have the right to receive a legal form of proxy, and the Exchange's recognition of Internet-only proxy contests, and that Mr. Nieman be recognized as being directly responsible for assisting the Exchange in identifying these concerns and subsequent actions.
  Recommendation as to 24(e) discussed above, it would NOT be proper if the Exchange did not provide contact information on challengers, because, in effect, the Exchange would be "campaigning" just for incumbent management candidates.  That would be akin to federal and state government voting authorities only allowing information to qualified voters on only Republican candidates and not legitimate Democratic candidates.  The Exchange would be willfully creating a slanted playing field, which cuts across the grain of credibility and accountability.  Should the Exchange risk a lawsuit over the one-sided way we have demonstrated it conducts proxy elections by the way it condones the content of ballot cards that are mailed to all US stockholders?
  Should the NYSE Arbitration Panel concur with the above recommended actions, and if Mr. Nieman be compensated and reimburses for his expenses, I would recommend that Mr. Nieman accept such a finding.

Respectfully,
/s
Richard D. Foley